Exhibit 3.21

Styron Finance Luxembourg S.à r.l.

Société á responsabilité limitée

Siège social: 4, rue Lou Hemmer, L – 1748 Luxembourg-Findel

(anc. 9A, rue Gabriel Lippmann, L-5365 Munsbach)

R.C.S. Luxembourg : B 151.012

constitution

14.01.2010 Maître Edouard DELOSCH, notaire        C 480 du 05.03.2010

de résidence à Rambrouch

dernière modification

1.8.2013 Maître Marc LOESCH, notaire        en cours de publication

de résidence à Mondorf-les-Bains

STATUTS COORDONNES

Chapter I. - Form, Name, Registered office, Object, Duration

Art. 1. Form, Name. There is hereby established a société à responsabilité limiteé (the “Company”) governed by the laws of the Grand Duchy of Luxembourg (the “Laws”) and by the present articles of incorporation (the “Articles of Incorporation”).

The Company may be composed of one single shareholder, owner of all the shares, or several shareholders, but not exceeding forty (40) shareholders.

The Company will exist under the name of “Styron Finance Luxembourg S. a r.l.”

Art. 2. Registered office. The Company’s registered office is established in municipality of Niederanven, Grand Duchy of Luxembourg.

The registered office may be transferred to any other place within the municipality of the registered office by a resolution of the Manager(s).

Branches or other offices may be established either in the Grand Duchy of Luxembourg or abroad by resolution of the Manager(s).

In the event that, in the view of the Manager(s), extraordinary political, economic or social developments occur or are imminent that would interfere with the normal activities of the Company at its registered office or with the ease of communications with such office or between such office and persons abroad, the Company may temporarily transfer the registered office abroad, until the complete cessation of these abnormal circumstances. Such temporary measures will have no effect on the nationality of the Company, which,

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notwithstanding the temporary transfer of the registered office, will remain a company governed by the Laws. Such temporary measures will be taken and notified to any interested parties by the Manager(s).

Art. 3. Object. The object of the Company is the acquisition, holding and disposal of interests in Luxembourg and/or in foreign companies and undertakings, as well as the administration, development and management of such interests.

The Company may provide loans and financing in any other kind or form or grant guarantees or security in any other kind or form, in favour of the companies and undertakings forming part of the group of which the Company is a member.

The Company may borrow in any kind or form and privately issue bonds, notes or any other debt instruments as well as warrants or other share subscription rights.

The Company may use any techniques and instruments to efficiently manage its investments and to protect itself against credit risks, currency exchange exposure, interest rate risks and other risks.

In a general fashion, the Company may carry out any commercial, industrial or financial operation, which it may deem useful in the accomplishment and development of its purposes.

Art. 4. Duration. The Company is formed for an unlimited duration.

The Company is not dissolved by reason of the death, suspension of civil rights, incapacity, insolvency, bankruptcy or any similar event affecting one or several shareholders.

It may be dissolved at any time by a resolution of the shareholder(s), voting with the quorum and majority rules set by the Laws or by the Articles of Incorporation, as the case may be pursuant to article 28 of the Articles of Incorporation.

Chapter II. Capital, Shares

Art. 5. Issued capital. The issued capital of the Company is set at twenty-five thousand and one US Dollars (US$ 25,001.-) divided into twenty-five and one (25,001) shares with a nominal value of one US Dollar (US$ 1.-) each, all of which are fully paid up.

The rights and obligations attached to the shares shall be identical except to the extent otherwise provided by the Articles of Incorporation or by the Laws.

In addition to the issued capital, there may be set up a premium account to which any premium paid on any share in addition to its nominal value is transferred. The amount of the premium account may be used to provide for the payment of any shares which the Company may repurchase from its shareholder(s), to offset any net realised losses, to make distributions to the shareholder(s) in the form of a dividend or to allocate funds to the legal reserve.

Art. 6. Shares. Each share entitles to one vote.

Each share is indivisible as far as the Company is concerned.

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Co-owners of shares must be represented towards the Company by a common representative, whether appointed amongst them or not.

When the Company is composed of a single shareholder, the single shareholder may freely transfer its shares.

When the Company is composed of several shareholders, the shares may be transferred freely amongst shareholders but the shares may be transferred to non-shareholders only with the authorisation of shareholders representing at least three quarters (3/4) of the capital.

The transfer of shares must be evidenced by a notarial deed or by a private contract. Any such transfer is not binding upon the Company or upon third parties unless duly notified to the Company or accepted by the Company, pursuant to article 1690 of the Luxembourg Civil Code.

A register of shareholders is kept at the registered office of the Company which may be examined by each shareholder upon request.

The Company may acquire its own shares with a view to their immediate cancellation.

Ownership of a share carries implicit acceptance of the Articles of Incorporation and of the resolutions validly adopted by the shareholder(s).

Art. 7. Increase and Reduction of capital. The issued capital of the Company may be increased or reduced one or several times by a resolution of the shareholder(s) adopted in compliance with the quorum and majority rules set by the Articles of Incorporation or, as the case may be, by the Laws for any amendment of the Articles of Incorporation.

Art. 8. Incapacity, Bankruptcy or Insolvency of a shareholder. The incapacity, bankruptcy, insolvency or any other similar event affecting the shareholder(s) does not put the Company into liquidation.

Chapter III. Managers, Auditors

Art. 9. Managers. The Company shall be managed by one or several managers who need not be shareholders themselves (the “Manager(s)”).

If two (2) Managers are appointed, they shall jointly manage the Company.

If more than two (2) Managers are appointed, they shall form a board of managers (the “Board of Managers”).

The Managers will be appointed by the shareholder(s), who will determine their number and the duration of their mandate. The Managers are eligible for re-appointment and may be removed at any time, with or without cause, by a resolution of the shareholder(s).

The shareholder(s) may decide to qualify the appointed Managers as class A Managers (the “Class A Managers”) or class B Managers (the “Class B Managers”).

The shareholder(s) shall neither participate in nor interfere with the management of the Company.

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Art. 10. Powers of the managers. The Managers are vested with the broadest powers to perform all acts necessary or useful for accomplishing the Company’s object.

All powers not expressly reserved by the Articles of Incorporation or by the Laws to the general meeting of shareholder(s) or to the auditor(s) shall be within the competence of the Managers.

Art. 11. Delegation of powers - Representation of the company. The Manager(s) may delegate special powers or proxies, or entrust determined permanent or temporary functions to persons or committees chosen by them.

The Company will be bound towards third parties by the individual signature of the sole Manager or by the joint signatures of any two Manager(s) if more than one Manager has been appointed.

However, if the shareholder(s) have qualified the Managers as Class A Managers or Class B Managers, the Company will only be bound towards third parties by the joint signatures of one Class A Manager and one Class B Manager.

The Company will further be bound towards third parties by the joint signatures or sole signature of any person to whom special power has been delegated by the Manager(s), but only within the limits of such special power.

Art. 12. Meetings of the board of managers. In case a Board of Managers is formed, the following rules shall apply.

The Board of Managers may appoint from among its members a chairman (the “Chairman”). It may also appoint a secretary, who need not be a Manager himself and who will be responsible for keeping the minutes of the meetings of the Board of Managers (the “Secretary”).

The Board of Managers will meet upon call by the Chairman. A meeting of the Board of Managers must be convened if any two (2) of its members so require.

The Chairman will preside over all meetings of the Board of Managers, except that in his absence the Board of Managers may appoint another member of the Board of Managers as chairman pro tempore by majority vote of the Managers present or represented at such meeting.

Except in cases of urgency or with the prior consent of all those entitled to attend, at least three (3) calendar days’ written notice of meetings of the Board of Managers shall be given in writing and transmitted by any means of communication allowing for the transmission of a written text. Any such notice shall specify the time and the place of the meeting as well as the agenda and the nature of the business to be transacted. The notice may be waived by properly documented consent of each member of the Board of Managers. No separate notice is required for meetings held at times and places specified in a time schedule previously adopted by resolution of the Board of Managers.

The meetings of the Board of Managers shall be held in Luxembourg-City or at such other place in the Grand Duchy of Luxembourg as the Board of Managers may from time to time determine.

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Any Manager may act at any meeting of the Board of Managers by appointing in writing, transmitted by any means of communication allowing for the transmission of a written text, another Manager as his proxy. Any Manager may represent one or several members of the Board of Managers.

A quorum of the Board of Managers shall be the presence or representation of at least half (1/2) of the Managers holding office, provided that in the event that the Managers have been qualified as Class A Managers or Class B Managers, such quorum shall only be met if at least one (1) Class A Manager and one (1) Class B Manager are present.

Decisions will be taken by absolute majority of the votes within each class of the Managers present or represented at such meeting.

One or more Managers may participate in a meeting by conference call, videoconference or any other similar means of communication enabling thus several persons participating therein to simultaneously communicate with each other. Such participation shall be deemed equivalent to a physical presence at the meeting.

A written decision, signed by all the Managers, is proper and valid as though it had been adopted at a meeting of the Board of Managers which was duly convened and held. Such a decision may be documented in a single document or in several separate documents having the same content and each of them signed by one or several Managers.

Art. 13. Resolutions of the managers. The resolutions of the Manager(s) shall be recorded in writing.

The minutes of any meeting of the Board of Managers will be signed by the Chairman of the meeting and by the secretary (if any). Any proxies will remain attached thereto.

Copies or extracts of written resolutions or minutes, to be produced in judicial proceedings or otherwise, may be signed by the sole Manager or by any two (2) Managers acting jointly if more than one Manager has been appointed.

Art. 14. Conflicts of interest. If any of the Managers of the Company has or may have any personal interest in any transaction of the Company, such Manager shall disclose such personal interest to the other Manager(s) and shall not consider or vote on any such transaction.

In case of a sole Manager it suffices that the transactions between the Company and its Manager, who has such an opposing interest, be recorded in writing.

The foregoing paragraphs of this Article do not apply if (i) the relevant transaction is entered into under fair market conditions and (ii) falls within the ordinary course of business of the Company.

No contract or other transaction between the Company and any other company or firm shall be affected or invalidated by the mere fact that any one or more of the Managers or any officer of the Company has a personal interest in, or is a manager, associate, member, shareholder, officer or employee of such other company or firm. Any person related as described above to any company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation with such other company or firm, be automatically prevented from considering, voting or acting upon any matters with respect to such contract or other business.

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Art. 15. Managers’ liability - Indemnification. No Manager commits himself, by reason of his functions, to any personal obligation in relation to the commitments taken on behalf of the Company.

Manager(s) are only liable for the performance of their duties.

The Company shall indemnify any member of the Board of Managers, officer or employee of the Company and, if applicable, their successors, heirs, executors and administrators, against damages and expenses reasonably incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been Manager(s), officer or employee of the Company, or, at the request of the Company, any other company of which the Company is a shareholder or creditor and by which he is not entitled to be indemnified, except in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for gross negligence or misconduct. In the event of a settlement, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Company is advised by its legal counsel that the person to be indemnified is not guilty of gross negligence or misconduct. The foregoing right of indemnification shall not exclude other rights to which the persons to be indemnified pursuant to the Articles of Incorporation may be entitled.

Art. 16. Auditors. Except where according to the Laws, the Company’s annual statutory and/or consolidated accounts must be audited by an independent auditor, the business of the Company and its financial situation, including in particular its books and accounts, may, and shall in the cases provided by law, be reviewed by one or more statutory auditors who need not be shareholders themselves.

The statutory or independent auditors, if any, will be appointed by the shareholder(s), which will determine the number of such auditors and the duration of their mandate. They are eligible for re-appointment. They may be removed at any time, with or without cause, by a resolution of the shareholder(s), save in such cases where the independent auditor may, as a matter of the Laws, only be removed for serious cause.

Chapter IV. - Shareholders

Art. 17. Powers of the shareholders. The shareholder(s) shall have such powers as are vested in them pursuant to the Articles of Incorporation and the Laws. The single shareholder carries out the powers bestowed on the general meeting of shareholders.

Any properly constituted general meeting of shareholders of the Company represents the entire body of shareholders.

Art. 18. Annual general meeting. The annual general meeting of shareholders, of which one must be held where the company has more than twenty-five (25) shareholders, will be held on the last business day of April each year at the Company’s registered office.

If such day is a day on which banks are not generally open for business in Luxembourg, the meeting will be held on the next following business day.

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Art. 19. Other general meetings. If the Company is composed of several shareholders, but no more than twenty-five (25) shareholders, resolutions of the shareholders may be passed in writing. Written resolutions may be documented in a single document or in several separate documents having the same content and each of them signed by one or several shareholders. Should such written resolutions be sent by the Manager(s) to the shareholders for adoption, the shareholders are under the obligation to, within a time period of fifteen (15) calendar days from the dispatch of the text of the proposed resolutions, cast their written vote by returning it to the Company through any means of communication allowing for the transmission of a written text. The quorum and majority requirements applicable to the adoption of resolutions by the general meeting of shareholders shall mutatis mutandis apply to the adoption of written resolutions.

General meetings of shareholders, including the annual general meeting of shareholders will be held at the registered office of the Company or at such other place in the Grand Duchy of Luxembourg, and may be held abroad if, in the judgement of the Manager(s), which is final, circumstances of force majeure so require.

Art. 20. Notice of general meetings. Unless there is only one single shareholder, the shareholders may also meet in a general meeting of shareholders upon issuance of a convening notice in compliance with the Articles of Incorporation or the Laws, by the Manager(s), subsidiarily, by the statutory auditor(s) (if any) or, more subsidiarily, by shareholders representing more than half (1/2) of the capital.

The convening notice sent to the shareholders will specify the time and the place of the meeting as well as the agenda and the nature of the business to be transacted at the relevant general meeting of shareholders. The agenda for a general meeting of shareholders shall also, where appropriate, describe any proposed changes to the Articles of Incorporation and, if applicable, set out the text of those changes affecting the object or form of the Company.

If all the shareholders are present or represented at a general meeting of shareholders and if they state that they have been duly informed of the agenda of the meeting, the meeting may be held without prior notice.

Art. 21. Attendance - Representation. All shareholders are entitled to attend and speak at any general meeting of shareholders.

A shareholder may act at any general meeting of shareholders by appointing in writing, transmitted by any means of communication allowing for the transmission of a written text, another person who need not be a shareholder himself, as a proxy holder.

Art. 22. Proceedings. Any general meeting of shareholders shall be presided over by the Chairman or by a person designated by the Manager(s) or, in the absence of such designation, by the general meeting of shareholders.

The Chairman of the general meeting of shareholders shall appoint a secretary.

The general meeting of shareholders shall elect one (1) scrutineer to be chosen from the persons attending the general meeting of shareholders.

The Chairman, the secretary and the scrutineer so appointed together form the board of the general meeting.

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Art. 23. Vote. At any general meeting of shareholders other’ than a general meeting convened for the purpose of amending the Articles of Incorporation of the Company or voting on resolutions whose adoption is subject to the quorum and majority requirements of an amendment to the Articles of Incorporation, as the case may be, to the quorum and majority rules set for the amendment of the Articles of Incorporation, resolutions shall be adopted by shareholders representing more than half (1/2) of the capital. If such majority is not reached at the first meeting (or consultation in writing), the shareholders shall be convened (or consulted) a second time and resolutions shall be adopted, irrespective of the number of shares represented, by a simple majority of votes cast.

At any general meeting of shareholders, convened in accordance with the Articles of Incorporation or the Laws, for the purpose of amending the Articles of Incorporation of the Company or voting on resolutions whose adoption is subject to the quorum and majority requirements of an amendment to the Articles of Incorporation, the majority requirements shall be a majority of shareholders in number representing at least three quarters (3/4) of the capital.

Art. 24. Minutes. The minutes of the general meeting of shareholders shall be signed by the shareholders present and may be signed by any shareholders or proxies of shareholders, who so request.

The resolutions adopted by the single shareholder shall be documented in writing and signed by the single shareholder.

Copies or extracts of the written resolutions adopted by the shareholder(s) as well as of the minutes of the general meeting of shareholders to be produced in judicial proceedings or otherwise may be signed by the sole Manager or by any two (2) Managers acting jointly if more than one Manager has been appointed.

Chapter V. Financial year, Financial statements, Distribution of profits

Art. 25. Financial year. The Company’s financial year begins on the first day of January and ends on the last day of December of each year.

Art. 26. Adoption of financial statements. At the end of each financial year, the accounts are closed and the Manager(s) draw up an inventory of assets and liabilities, the balance sheet and the profit and loss account, in accordance with the Laws.

The annual statutory and/or consolidated accounts are submitted to the shareholder(s) for approval.

Each shareholder or its representative may peruse these financial documents at the registered office of the Company. If the Company is composed of more than twenty-five (25) shareholders, such right may only be exercised within a time period of fifteen (15) calendar days preceding the date set for the annual general meeting of shareholders.

Art. 27. Distribution of profits. From the annual net profits of the Company, at least five per cent (5%) shall each year be allocated to the reserve required by law (the “Legal Reserve”). That allocation to the Legal Reserve will cease to be required as soon and as long as the Legal Reserve amounts to ten per cent (10%) of the issued capital of the Company.

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After allocation to the Legal Reserve, the shareholder(s) shall determine how the remainder of the annual net profits will be disposed of by allocating the whole or part of the remainder to a reserve or to a provision, by carrying it forward to the next following financial year or by distributing it, together with carried forward profits, distributable reserves or share premium to the shareholder(s), each share entitling to the same proportion in such distributions.

Subject to the conditions (if any) fixed by the Laws and in compliance with the foregoing provisions, the Manager(s) may pay out an advance payment on dividends to the shareholders. The Manager(s) fix the amount and the date of payment of any such advance payment.

Chapter VI. Dissolution, Liquidation

Art. 28. Dissolution, Liquidation. The Company may be dissolved by a resolution of the shareholder(s) adopted by half of the shareholders holding three quarters (3/4) of the capital.

Should the Company be dissolved, the liquidation will be carried out by the Manager(s) or such other persons (who may be physical persons or legal entities) appointed by the shareholder(s), who will determine their powers and their compensation.

After payment of all the debts of and charges against the Company, including the expenses of liquidation, the net liquidation proceeds shall be distributed to the shareholder(s) so as to achieve on an aggregate basis the same economic result as the distribution rules set out for dividend distributions.

Chapter VII. Applicable law

Art. 29. Applicable law. All matters not governed by the Articles of Incorporation shall be determined in accordance with the Laws, in particular the law of 10 August 1915 on commercial companies, as amended.

Suit la traduction française du texte qui précède:

Chapitre I er . Forme, Dénomination, Siège, Objet, Durée

Art. 1 er . Forme, Dénomination. Il est formé par les présentes une société à responsabilité limitée (la “Société”) régie par les lois du Grand-Duché du Luxembourg, (les “Lois”), et par les présents statuts (les “Statuts”).

La Société peut comporter un associé unique, propriétaire de la totalité des parts sociales ou plusieurs associés, dans la limite de quarante (40) associés.

La Société adopte la dénomination “Styron Finance Luxembourg S.á r.l.”

Art. 2. Siège social. Le siège social de la Société est établi dans la commune de Niederanven, Grand-Duché de Luxembourg.

Le siège social peut être transféré à tout autre endroit de la commune du siège social par décision du/des Gérant(s).

Des succursales ou d’autres bureaux peuvent être établis soit au Grand-Duché du Luxembourg ou à l’étranger par décision des Gérants.

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Dans l’hypothèse où les Gérants estiment que des événements extraordinaires d’ordre politique, économique ou social sont de nature à compromettre l’activité normale de la Société à son siège social ou la communication aisée avec ce siège ou entre ce siège et l’étranger ou que de tels événements se sont produits ou sont imminents, la Société pourra transférer provisoirement le siège social á l’étranger jusqu’à cessation complète de ces circonstances anormales. Ces mesures provisoires n’auront aucun effet sur la nationalité de la Société, laquelle, nonobstant ce transfert provisoire du siège, demeurera régie par les Lois. Ces mesures provisoires seront prises et portées à la connaissance de tout intéressé par les Gérants.

Art. 3. Objet. La Société a pour objet l’acquisition, la détention et la cession de participations dans toute société et entreprise luxembourgeoise et/ou étrangère, ainsi que l’administration, la gestion et la mise en valeur de ces participations.

La Société peut fournir des prêts et financements sous quelque forme que ce soit ou consentir des garanties ou sûretés sous quelque forme que ce soit, au profit de sociétés et d’entreprises faisant partie du groupe de sociétés dont la Société fait partie.

La Société peut emprunter sous quelque forme que ce soit et procéder a l’émission priveé d’obligations, de billets à ordre ou tout autre instrument de dettes ainsi que des bons de souscription ou tout autre droit de souscription d’actions.

La Société peut utiliser tous moyens et instruments afin de gérer au mieux ses investissements et de se protéger des risques de crédit, de l’évolution des taux de changes, des risques de taux d’intérêts et de tous autres risques.

D’une façon générale, la Société peut effectuer toute opération commerciale, industrielle ou financière qu’elle estime utile à l’accomplissement et au développement de son objet.

Art. 4. Durée. La Société est constituée pour une durée illimitée.

La Société n’est pas dissoute par la mort, la suspension des droits civiques, l’incapacité, l’insolvabilité, la faillite ou tout autre événement similaire affectant un ou plusieurs associés.

Elle peut être dissoute, à tout moment, par une résolution des associés, statuant aux conditions de quorum et de majorité requises par les Lois ou par les Statuts, selon le cas, conformément à l’article 28 des Statuts.

Chapitre II. Capital, Parts sociales

Art. 5. Capital émis. Le capital émis de la Société est fixé à vingt-cinq mille et un US dollars (US$ 25.001,-) divisé en vingt-cinq mille et une (25.001) parts sociales ayant une valeur nominale de un US dollar (US$ 1,-) chacune, celles-ci étant entièrement libérées.

Les droits et obligations inhérents aux parts sociales sont identiques sauf stipulation contraire des Statuts ou des Lois.

En plus du capital émis, un compte prime d’émission peut être établi sur lequel seront transférées toutes les primes d’émission payées sur les parts sociales en plus de la valeur nominale. Le solde de ce compte prime d’émission peut être utilisé pour régler le prix des parts sociales que la Société a rachetées à ses actionnaires, pour compenser toute perte nette réalisée, pour distribuer des dividendes aux associés ou pour affecter des fonds à la réserve légale.

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Art. 6. Parts sociales. Chaque part sociale donne droit à une voix.

Chaque part sociale est indivisible à l’égard de la Société.

Les propriétaires indivis sont tenus de se faire représenter auprès de la Société par un représentant commun désigné ou non parmi eux.

Lorsque la Société ne compte qu’un seul associé, celui-ci peut librement céder ses parts sociales.

Lorsque la Société compte plusieurs associés, les parts sociales sont librement cessibles entre eux et les parts sociales ne peuvent être cédées à des non-associés qu’avec l’autorisation des associés représentant au moins trois quart (3/4) du capital social.

La cession de parts sociales doit être constatée par acte notarié ou par acte sous seing privé. Une telle cession n’est opposable à la Société ou aux tiers qu’après avoir été dûment notifiée à la Société ou acceptée par elle conformément à l’article 1690 du code civil luxembourgeois.

Un registre des associés est maintenu au siège social de la Société et peut être examiné par tout associé à sa demande.

La Société peut acquérir ses propres parts sociales en vue de leur annulation immédiate.

La propriété d’une part sociale emporte de plein droit acceptation des Statuts de la Société et des décisions valablement adoptées par les associés.

Art. 7. Augmentation et Réduction du capital. Le capital émis de la Société peut être augmenté ou réduit, en une ou plusieurs fois, par une résolution des associés adoptée aux conditions de quorum et de majorité requises par les Statuts ou, le cas échéant, par les Lois pour toute modification des Statuts.

Art. 8. Incapacité, Faillite ou Insolvabilité d’un associé. L’incapacité, la faillite, l’insolvabilité ou tout autre événement similaire affectant les associés n’entraîne pas la mise en liquidation de la Société.

Chapitre III. Gérants, Commissaires aux comptes

Art. 9. Gérants. La Société est gérée et administrée par un ou plusieurs gérants qui n’ont pas besoin d’être associés (les “Gérants”).

Si deux (2) Gérants sont nommés, ils géreront conjointement la Société.

Si plus de deux (2) Gérants sont nommés, ils formeront un conseil de gérance (le “Conseil de Gérance”).

Les Gérants seront nommés par les associés, qui détermineront leur nombre et la durée de leur mandat. Les Gérants peuvent être renommés et peuvent être révoqués à tout moment, avec ou sans motif, par une résolution des associés.

Les associés pourront qualifier les gérants nommés de Gérants de catégorie A (les “Gérants de Catégorie A”) ou Gérants de catégorie B (les “Gérants de Catégorie B”).

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Les associés ne participeront ni ne s’immisceront dans la gestion de la Société.

Art. 10. Pouvoirs des gérants. Les Gérants sont investis des pouvoirs les plus étendus pour accomplir Société.

Tous les pouvoirs qui ne sont pas expressément réservés par les Statuts ou par les Lois à l’assemblée générale des associés, aux réviseurs d’entreprise indépendants ou aux commissaires aux comptes relèvent de la compétence des Gérants.

Art. 11. Délégation de pouvoirs - Représentation de la société. Les Gérants peuvent déléguer des pouvoirs ou des mandats spéciaux, ou confier des fonctions permanentes ou temporaires à des personnes ou des comités de leur choix.

La Société sera engagée vis-à-vis des tiers par la signature individuelle du Gérant unique ou par la signature conjointe de deux Gérants si plus d’un Gérant a été nommé.

Toutefois, si les associés ont qualifié les Gérants de Gérants de Catégorie A et Gérants de Catégorie B, la Société ne sera engagée vis-à-vis des tiers que par la signature conjointe d’un Gérant de Catégorie A et d’un Gérant de Catégorie B.

La Société sera également engagée vis-à-vis des tiers par la signature conjointe ou par la signature individuelle de toute personne à qui ce pouvoir de signature aura été délégué par les Gérants, mais seulement dans les limites de ce pouvoir.

Art. 12. Réunions du conseil de gérance. Dans l’hypothèse où un Conseil de Gérance est formé, les règles suivantes s’appliqueront:

Le Conseil de Gérance peut nommer parmi ses membres un président (le “Président”). Il peut également nommer un secrétaire qui n’a pas besoin d’être lui-même Gérant et qui sera responsable de la tenue des procès-verbaux du Conseil de Gérance (le “Secrétaire”).

Le Conseil de Gérance se réunira sur convocation du Président. Une réunion du Conseil de Gérance doit être convoquée si deux (2) de ses membres le demandent.

Le Président présidera toutes les réunions du Conseil de Gérance, mais en son absence le Conseil de Gérance désignera un autre membre du Conseil de Gérance comme président pro tempore par un vote à la majorité des Gérants présents ou représentés à cette réunion.

Sauf en cas d’urgence ou avec l’accord préalable de tous ceux qui ont le droit d’y assister, une convocation écrite devra être transmise, trois (3) jours calendaires au moins avant la date prévue pour la réunion du Conseil de Gérance, par tout moyen de communication permettant la transmission d’un texte écrit. La convocation indiquera la date, l’heure et le lieu de la réunion ainsi que l’ordre du jour et la nature des affaires à traiter. Il pourra être renoncé à cette convocation par un accord correctement consigné de chaque membre du Conseil de Gérance. Aucune convocation spéciale ne sera requise pour les réunions se tenant à des dates et des lieux déterminés préalablement par une résolution adoptée par le Conseil de Gérance.

Les réunions du Conseil de Gérance se tiendront dans la ville de Luxembourg ou à tout autre endroit au Grand-Duché du Luxembourg que le Conseil de Gérance pourra déterminer de temps à autre.

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Tout Gérant peut se faire représenter aux réunions du Conseil de Gérance en désignant par un écrit, transmis par tout moyen de communication permettant la transmission d’un texte écrit, un autre Gérant comme son mandataire. Tout Gérant peut représenter un ou plusieurs membres du Conseil de Gérance.

Le Conseil de Gérance ne pourra valablement délibérer que si au moins la moitié (1/2) des Gérants en fonction est présente ou représentée, sous réserve que dans l’hypothèse où des Gérants de Catégorie A ou des Gérants de Catégorie B ont été désignés, ce quorum ne sera atteint que si au moins un (1) Gérant de Catégorie A et un (1) Gérant de Catégorie B sont présents.

Les décisions seront prises à la majorité des voix de chaque catégorie de Gérants présents ou représentés à cette réunion.

Un ou plusieurs Gérants peuvent prendre part à une réunion par conférence téléphonique, visioconférence ou tout autre moyen de communication similaire permettant ainsi à plusieurs personnes y participant de communiquer simultanément les unes avec les autres. Une telle participation sera considérée équivalente à une présence physique à la ŕéunion.

Une décision écrite, signée par tous les Gérants, est régulière et valable de la même manière que si elle avait été adoptée à une réunion du Conseil de Gérance dûment convoquée et tenue. Une telle décision pourra être consignée dans un seul ou plusieurs écrits séparés ayant le même contenu et signé par un ou plusieurs Gérants.

Art. 13. Résolutions des gérants. Les résolutions des Gérants doivent être consignées par écrit.

Les procès-verbaux des réunions du Conseil de Gérance seront signés par le Président de la réunion et par le Secrétaire (s’il y en a). Les procurations y resteront annexées.

Les copies ou les extraits des résolutions écrites ou les procès-verbaux, destinés à être produits en justice ou ailleurs, pourront être signés par le Gérant unique ou par deux Gérants agissant conjointement si plus d’un Gérant a été nommé.

Art. 14. Conflits d’intérêt. Si un ou plusieurs Gérants a ou pourrait avoir un intérêt personnel dans une transaction de la Société, ce Gérant devra en aviser les autres Gérants et il ne pourra ni prendre part aux délibérations ni émittre un vote sur une telle transaction.

Dans l’hypothèse d’un Gérant unique, ii est seulement fait mention dans un procès-verbal des opérations intervenues entre la Société et son Gérant ayant un intérêt opposé à celui de la Société.

Les dispositions des alinéas qui précèdent ne sont pas applicables lorsque (i) l’opération en question est conclue à des conditions normales et (ii) si elle tombe dans le cadre des opérations courantes de la Société.

Aucun contrat ni autre transaction entre la Société et d’autres sociétés ou entreprises ne sera affecté ou invalidé par le simple fait qu’un ou plusieurs Gérants ou tout fondé de pouvoir de la Société y a un intérêt personnel, ou est gérant, collaborateur, membre, associé, fondé de pouvoir ou employé d’une telle société ou entreprise. Toute personne liée de la manière décrite ci-dessus, à une société ou entreprise, avec laquelle la Société contractera ou entrera

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autrement en relations d’affaires, ne devra pas en raison de cette affiliation à cette société ou entreprise, être automatiquement empêchée de délibérer, de voter ou d’agir autrement sur une opération relative à de tels contrats ou transactions.

Art. 15. Responsabilité des gérants - Indemnisation. Les Gérants n’engagent pas leur responsabilité personnelle lorsque, dans l’exercice de leurs fonctions, ils prennent des engagements pour le compte de la Société.

Les Gérants sont uniquement responsables de l’accomplissement de leurs devoirs.

La Société indemnisera tout membre du Conseil de Gérance, fondé de pouvoir ou employé de la Société et, le cas échéant, leurs successeurs, leurs héritiers, exécuteurs testamentaires et administrateurs de biens pour tous dommages qu’ils ont à payer et tous frais raisonnables qu’ils auront encourus par suite de leur comparution en tant que défendeurs dans des actions en justice, des procès ou des poursuites judiciaires qui leur auront été intentés de par leurs fonctions actuelles ou anciennes de Gérant(s), de fondé de pouvoir ou d’employé de la Société, ou à la demande de la Société, de toute autre société dans laquelle la Société est actionnaire ou créancier et dans laquelle ils n’ont pas droit à indemnisation, exception faite des cas où leur responsabilité est engagée pour négligence grave ou mauvaise gestion. En cas d’arrangement transactionnel, l’indemnisation ne portera que sur les questions couvertes par l’arrangement transactionnel et dans ce cas seulement si la Société reçoit confirmation par son conseiller juridique que la personne à indemniser n’est pas coupable de négligence grave ou mauvaise gestion. Ce droit à indemnisation n’est pas exclusif d’autres droits auxquels les personnes susnommées pourraient prétendre en vertu des Statuts.

Art. 16. Commissaires aux comptes. Sauf lorsque, conformément aux Lois, les comptes annuels et/ou les comptes consolidés de la Société doivent être vérifiés par un réviseur d’entreprises indépendant, les affaires de la Société et sa situation financière, en particular ses documents comptables, peuvent et devront, dans les cas prévus par la loi, être contrôlés par un ou plusieurs commissaries aux comptes qui n’ont pas besoin d’être eux-mêmes associés.

Le(s) commissaire(s) aux compte(s) ou réviseur(s) d’entreprises indépendant(s) seront, le cas échéant, nommés par les Associés qui détermineront leur nombre et la durée de leur mandat. Leur mandat peut être renouvelé. Ils peuvent être révoqués à tout moment, avec ou sans motif, par une résolution des associés sauf dans les cas où le réviseur d’entreprises indépendant peut seulement, par dispositions des Lois, être révoqué pour motifs graves.

Chapitre IV. Des associés

Art. 17. Pouvoirs des associés. Les associés exercent les pouvoirs qui leur sont dévolus par les Statuts et les Lois. Si la Société ne compte qu’un seul associé, celui-ci exerce les pouvoirs conférés par les Lois à l’assemblée générale des associés.

Toute assemblée générale des associés régulièrement constituée représente l’ensemble des associés.

Art. 18. Assemblée générale annuelle des associés. L’assemblée générale annuelle des associés, qui doit se tenir au cas où la Société a plus de vingt-cinq (25) associés, aura lieu le dernier jour ouvrable du mois d’avril de chaque annee au siège social de la Société.

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Si ce jour n’est pas généralement un jour bancaire ouvrable à Luxembourg, l’assemblée se tiendra le premier jour ouvrable suivant.

Art. 19. Autres assemblées générales. Si la Société compte plusieurs associés, dans la limite de vingt-cinq (25) associés, les résolutions des associés peuvent être prises par écrit. Les résolutions écrites peuvent être constatées dans un seul ou plusieurs documents ayant le même contenu, signés par un ou plusieurs associés. Dès lors que les résolutions à adopter ont été envoyées par les Gérants aux associés pour approbation, les associés sont tenus, dans un dans un délai de quinze (15) jours calendaires suivant la réception du texte de la résolution proposée, d’exprimer leur vote par écrit en le retournant à la Société par tout moyen de communication permettant la transmission d’un texte écrit. Les exigences de quorum et de majorité imposées pour l’adoption de résolutions par l’assemblée générale s’applique mutatis mutandis à l’adoption de résolution écrites.

Les assemblées générales des associés, y compris l’assemblée générale annuelle des associés, se tiendra au siège social de la Société ou à tout autre endroit au Grand-Duché du Luxembourg, et pourra se tenir à l’étranger, chaque fois que des circonstances de force majeure, appréciées souverainement par les Gérants, le requièrent.

Art. 20. Convocation des assemblées générales. A moins qu’il n’y ait qu’un associé unique, les associés peuvent aussi se réunir en assemblées générales, conformément aux conditions fixées par les Statuts ou les Lois, sur convocation des Gérants, subsidiairement, du commissaire aux comptes (s’il y en existe), ou plus subsidiairement, des associés représentant plus de la moitié (1/2) du capital social émis.

La convocation envoyée aux associés indiquera la date, l’heure et le lieu de l’assemblée générale ainsi que l’ordre du jour et la nature des affaires à traiter lors de l’assemblée générale des associés. L’ordre du jour d’une assemblée générale d’associés doit également, si nécessaire, indiquer toutes les modifications proposées des Statuts et, le cas échéant, le texte des modifications relatives à l’objet social ou à la forme de la Société.

Si tous les associés sont présents ou représentés à une assemblée générale des associés et s’ils déclarent avoir été dûment informés de l’ordre du jour de l’assemblée, celle-ci peut se tenir sans convocation préalable.

Art. 21. Presence - Représentation. Tous les associés sont en droit de participer et de prendre la parole a toute assemblée générale des associés.

Un associé peut désigner par écrit, transmis par tout moyen de communication permettant la transmission d’un texte écrit, un mandataire qui n’a pas besoin d’être lui-même associé, afin de le représenter à une assemblée générale des associés.

Art. 22. Procédure. Toute assemblée générale des associés est présidée par le Président ou par une personne désignée par les Gérants, ou, faute d’une telle désignation, par une personne designée par l’assemblée générale des associés.

Le Président de l’assemblée générale des associés désigne un secrétaire.

L’assemblée générale des associés élit un (1) scrutateur parmi les personnes participant à l’assemblée générale des associés.

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Le Président, le secrétaire et le scrutateur ainsi désignés forment ensemble le bureau de l’assemblée générale.

Art. 23. Vote. Lors de toute assemblée générale des associés autre qu’une assemblée générale convoquée en vue de la modification des Statuts de la Société ou du vote de résolutions dont l’adoption est soumise aux conditions de quorum et de majorité exigées pour toute modification des Statuts, les résolutions seront adoptées par les associés représentant plus de la moitié (1/2) du capital social. Si cette majorité n’est pas atteinte sur première convocation (ou consultation par écrit), les associés seront de nouveau convoqués (ou consultés) et les résolutions seront adoptées à la majorité simple, indépendamment du nombre de parts sociales représentées.

Lors de toute assemblée générale des associés, convoquée conformément aux Statuts ou aux Lois, en vue de la modification des Statuts de la Société ou du vote de résolutions dont l’adoption est soumise aux conditions de quorum et de majorité exigées pour toute modification des Statuts, la majorité exigée sera d’au moins la majorité en nombre des associés représentant au moins les trois quarts (3/4) du capital.

Art. 24. Procès-verbaux. Les procès-verbaux des assemblées générales doivent être signés par les associés présents et peuvent être signés par tous les associés ou mandataires d’associés qui en font la demande.

Les résolutions adoptées par l’associé unique seront établies par écrit et signées par l’associé unique.

Les copies ou extraits des résolutions écrites adoptées par les associés, ainsi que les procès-verbaux des assemblées générales à produire en justice ou ailleurs sont signés par le Gérant unique ou par deux Gérants au moins agissant conjointement dès lors que plus d’un Gérant aura été nommé.

Chapitre V. Exercice social, Comptes annuels, Distribution des bénéfices

Art. 25. Exercice social. L’exercice social de la Société commence le premier jour de janvier et s’achève le dernier jour de décembre de chaque année.

Art. 26. Approbation des comptes annuels. A la clôture de chaque exercice social, les comptes sont arrêtés et les Gérants dressent l’inventaire des divers éléments de l’actif et du passif ainsi que le compte de résultat conformément aux Lois.

Les comptes annuels et/ou les comptes consolidés sont soumis aux associés pour approbation.

Tout associé ou son mandataire peut prendre connaissance des documents comptables au siège social de la Société. Si la Société compte plus de vingt-cinq (25) associés, ce droit ne pourra être exercé que dans les quinze (15) jours calendaires qui précèdent l’assemblée générale annuelle des associés.

Art. 27. Distribution des bénéfices. Sur les bénéfices nets de la Société, il sera prélevé au moins cinq pour cent (5%) qui seront affectés, chaque année, à la réserve légale (la “Réserve Légale”), conformément à la loi. Cette affectation à la Réserve Légale cessera d’être obligatoire lorsque et aussi longtemps que la Réserve Légale atteindra dix pour cent (10%) du capital émis de la Société.

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Après affectation à la Réserve Légale, les associés décident de l’affectation du solde des bénéfices annuels nets. Ils peuvent décider de verser la totalité ou une partie du solde à un compte de réserve ou de provision, en le reportant à nouveau ou en le distribuant avec les bénéfices reportés, les réserves distribuables ou les primes d’émission, aux associés, chaque part sociale donnant droit à une même proportion dans ces distributions.

Sous réserve des conditions (s’il y en a) fixées par les Lois et conformément aux dispositions qui précèdent, les Gérants peuvent procéder au versement d’un acompte sur dividendes aux associés. Les Gérants détermineront le montant ainsi que la date de paiement de tels acomptes.

Chapitre VI. Dissolution, Liquidation

Art. 28. Dissolution, Liquidation. La Société peut être dissoute par une décision prise par la moitié des associés possédant les trois quarts (3/4) du capital social.

En cas de dissolution de la Société, la liquidation sera réalisée par les Gérants ou toute autre personne (qui peut être une personne physique ou une personne morale) nommée par les associés qui détermineront leurs pouvoirs et leurs émoluments.

Après paiement de toutes les dettes et charges de la Société, et de tous les frais de liquidation, le boni net de liquidation sera réparti équitablement entre le(s) associé(s) de manière à atteindre le même résultat économique que celui fixé par les règles relatives à la distribution de dividendes.

Chapitre VII. Loi applicable

Art. 29. Loi applicable. Toutes les matières qui ne sont pas régies par les Statuts seront réglées conformément aux Lois, en particulier à la loi du 10 août 1915 concernant les sociétés commerciales, telle que modifiée.

POUR STATUTS CONFORMES

Esch/ Alzette, le 19 août 2013

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